UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 9, 2006

FOSTER WHEELER LTD.

(Exact Name of Registrant as Specified in Its Charter)

Bermuda	001-31305	22-3802649
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Perryville Corporate Park, Clinton, New Jersey	08809-4000
(Address of Principal Executive Offices)	(Zip Code)

(908) 730-4000
(Registrant’s Telephone Number, Including Area Code)

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

On May 9, 2006, the shareholders of Foster Wheeler Ltd. (the “Company”) approved the Foster Wheeler Ltd. Omnibus Incentive Plan (the “Plan”) in the form included as Annex B to the Company’s proxy statement for the annual general meeting of shareholders held on that date. The Plan was approved by the Board of Directors of the Company on February 28, 2006, subject to shareholder approval at the annual meeting.

The Plan provides for the granting of stock options, stock appreciation rights (SARs), restricted stock, restricted stock units, performance-contingent shares, performance-contingent units, cash-based awards and other equity-based awards to our employees, non-employee directors and third-party service providers. The maximum number of shares as to which stock options and stock awards may be granted under the Plan is four million eighty-thousand (4,080,000) shares, plus:

▪	the number of shares that remained available for grant under the Company’s existing equity-based incentive plans on the date of the annual meeting (but not to exceed 700,000 shares), and

▪
shares that would have again become available for issuance pursuant to the terms of awards previously granted under such existing plans and outstanding on the date of the annual meeting if those awards expire, terminate or are otherwise forfeited before being exercised or settled in full (but not to exceed 5,000,000 shares).

The foregoing description of the Plan is not complete and is qualified in its entirety by reference to the full text of the Plan, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein. A more detailed description of the terms of the Plan is contained in the Company’s proxy statement on Schedule 14A for the annual meeting, which was filed with the Securities Exchange Commission on March 30, 2006.

In addition, the Company’s Board of Directors establishes director compensation. The Compensation Committee, with the assistance of outside consultants, periodically reviews the amount and composition of director compensation and makes recommendations to the Board as needed. On May 8, 2006, the Compensation Committee, after consultation with an outside consultant, approved a recommendation to the Board of Directors to increase directors’ annual cash retainer from $60,000 to $65,000, and to increase the annual equity grants to directors from an equivalent value of approximately $50,000 to an equivalent value of approximately $65,000. These grants consist of restricted share units and stock options. The Board of Directors approved the Compensation Committee’s recommendation at its meeting on May 9, 2006. These increases will be reflected in compensation received by the directors in 2006.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

At the meeting of the Company’s Board of Directors on May 9, 2006, the Board elected Mr. Ralph Alexander to become a director, to fill an existing vacancy on the board. Mr. Alexander is 51 years old and is a member of the Compensation Committee.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

At the annual meeting of shareholders on May 9, 2006, the Company’s shareholders approved a technical amendment to the bye-laws of the Company. The amendment removed references to specific numbers of shares from bye-law 44(1), which states, in general, that the authorized capital of the Company consists of common shares and preference shares. A copy of the Bye-Laws, as amended, is included as Exhibit 3.2 to this Current Report on Form 8-K and is incorporated by reference herein.

At the annual meeting, the shareholders also approved a shareholder resolution providing for an increase in the authorized share capital of the Company by 73,610,000 additional Common Shares, increasing the number of authorized common shares from approximately 74 million to approximately 148 million. The text of the shareholder resolution that was adopted is as follows: “RESOLVED: That the authorised share capital of the Company be increased by 73,610,000 additional Common Shares of par value US$0.01 each.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FOSTER WHEELER LTD.

Date: May 12, 2006	By:	/s/ Peter J. Ganz
Peter J. Ganz
Executive Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number  Description

3.2	Bye-Laws of Foster Wheeler Ltd., amended May 9, 2006.

10.1	Foster Wheeler Ltd. Omnibus Incentive Plan